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                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        STANDARD PARKING OF CANADA, L.P.

            This Agreement of Limited Partnership (this "Agreement") is made as of July 15, 1996, by and between Standard Parking Corporation, an Illinois corporation, as general partner (the "General Partner") and Standard Parking, L.P., a Delaware limited partnership, as the limited partner (the "Limited Partner"), under and governed by the provisions of laws of Illinois, for the purposes and upon the terms and conditions hereinafter set forth. The General Partner and the Limited Partner are sometimes herein referred to individually as a "Partner" and collectively as the "Partners".

                                    Agreement

            NOW, THEREFORE, in consideration of the mutual promises, terms and conditions contained therein, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1.    ORGANIZATION

      a. Formation of Limited Partnership. The Partnership shall commence on the date the certificate of limited partnership is filed with the Secretary of State of the State of Illinois and shall thereafter continue without interruption as a limited partnership pursuant to the governing regulations for partnerships under the laws of the State of Illinois until terminated pursuant to the terms of this Agreement.

      b. Name. The name of the Partnership shall be Standard Parking of Canada, L.P. (hereinafter referred to as the "Partnership"). However, the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the General Partner to the Limited Partner.

      c. Principal Place of Business. The Partnership's principal place of business shall be: 200 East Randolph Drive, Suite 4800, Chicago, Illinois 60601, or such other place as the General Partner may from time to time designate in writing to Limited Partner. The Partnership may maintain other offices at such other places as the General Partner deems advisable.

      d. Purpose. The purposes for which the Partnership is formed are to manage and operate parking facilities within the U.S.A. and Canada, and all other activities reasonably associated therewith.

      e. Term. The term of the Partnership shall be perpetual unless sooner terminated as hereinafter provided.
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2.    PARTNERS' NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS

      a.    General Partner.

      (1) The name and address of the General Partner is set forth in Schedule "A" hereto attached, as amended from time to time. The General Partner has contributed $100.00 to the capital of the Partnership;

      (2) The General Partner, as general partner, shall not be required to make any additional capital contribution to the Partnership.

      b.    Limited Partner.

      (1) The Limited Partner's address is set forth in Schedule "A". The Limited Partner shall contribute $9,900.00 to the capital of the Partnership;

      (2) The Limited Partner shall not be required to make any additional capital contribution to the Partnership.

      c.    Partnership's Capital.

      (1)   No Partner shall be paid interest on any capital contribution;

      (2) No Partner shall have the right to withdraw, or receive any return of its capital contribution, except as may be specifically provided herein;

      (3) Under circumstances requiring a return of any capital contribution, no Partner shall have the right to receive property, other than cash, except as may be specifically provided herein.

      d. Liability of Partners. The Limited Partner shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. The Limited Partner shall not be required to lend any funds to the Partnership. The General Partner shall not have any personal liability for the repayment of the capital contribution of the Limited Partner.

3.    ALLOCATION OF PROFIT OR LOSS; DISTRIBUTIONS

      a. Profit or Loss. Profit, loss and tax credits for each fiscal period of the Partnership shall be allocated among the Partners as follows:
            To the General partner, one percent (1%) and to the Limited Partner, ninety-nine percent (99%).

      b. Distributions. Cash Flow shall be distributed to the Partners in the proportions set forth in Section 3.a.

      c. Gain. Gain, if any, upon sale of substantially all of its assets or the liquidation of the Partnership, if any, shall be allocated among the Partners as follows:


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      (1)   Each Partner with a negative balance in its capital account shall be allocated gain in the proportion which such negative balance bears to the negative balances of all Partners with negative balances in their capital accounts until the gain so allocated equals the aggregate amount of the negative balances of all such Partners.

      (2) To the extent gain exceeds the amount allocated pursuant to Section 3.c.(1) above, such excess shall be allocated to each Partner in an amount equal to the amount required, if any, to credit the capital account of such Partner so that the balance of its capital account is equal to the amount of his capital contribution provided that, to the extent the gain is insufficient to accomplish the foregoing, gain shall be allocated to the Partners under this Section 3.c.(2) in proportion to the partners' respective capital contribution.

      (3) The remaining gain, if any, shall be allocated among the Partners in accordance with the ratio of sharing Profit and Loss as set forth in
            Section 3.a.

4. RIGHTS, POWERS AND DUTIES OF GENERAL PARTNERS AND DESIGNATION OF TAX MATTERS PARTNER

      a.    Management and Control of the Partnership.

      (1) Subject to the consent of the Limited Partner where required by this Agreement, the General Partner, within the authority granted to it under this Agreement, shall have the exclusive right to manage the business of the Partnership and they are hereby authorized to take any action of any kind and to do anything and everything they deem necessary in accordance with the provisions of this Agreement.

      (2) The Limited Partner shall not participate in or have any control over the Partnership's business and shall not have any authority or right to act for or bind the Partnership. The Limited Partner hereby consents to the exercise by the General Partner of the powers respectively conferred on them by this Agreement.

      (3) All of the Partnership's expenses shall be billed directly, to the extent practicable, to and paid by the Partnership. The General Partner shall not be reimbursed by the Partnership for any indirect expenses incurred in performing services for the Partnership, such as salaries, rent, utilities and other overhead items. However, business enterprises owned or controlled by the General Partner or its affiliates may be compensated for services actually performed for the Partnership pursuant to the authority of the General Partner.

      b.    Authority of the General Partners.

      Except to the extent otherwise provided herein, the General Partner for and in the name and on behalf of the Partnership is hereby authorized:

      (1)   to effect the purposes set forth in Section 1.d. hereof; and


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      (2)   to execute any and all agreements, contracts, documents,
            certifications and instruments necessary or convenient in connection with the management and operation of the Partnership.

      c.    Restrictions on Authority of the General Partner.

      Without the consent of the Limited Partner, the General Partner shall not have the authority to:

      (1) sell, exchange, lease, mortgage, pledge, or transfer all or substantially all of the assets of the Partnership other than in the ordinary course of business;

      (2) incur indebtedness by the Partnership other than in the ordinary course of business; or

      (3)   change the nature of the Partnership's business.

      d.    Duties and Obligations of the General Partner.

      (1) The General Partner shall take all actions which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the law of the State of Illinois.

      (2) The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but the General Partner is not expected to devote its full time to the performance of such duties.

      e. Compensation of General Partners. The General Partner shall not in its capacity as General Partner receive any salary, fees, profits or distributions except profits, distributions, fees and allocations to which they may be entitled under Paragraph 3.

      f.    Designation Duties and Authority of Tax Matters Partner.

      (1) The General Partner shall be the tax matters partner (the "Tax Matters Partner") of the Partnership, as provided in regulations pursuant to Section 6231 of the Internal Revenue Code (the "Code") and the Tax Matters Partner is the authorized member of the Partnership pursuant to Subsection 165(1.15) of the Income Tax Act (Canada). Each Partner, by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

      (2) To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, interest and taxpayer identification number of each Partner, including any successor, to the Secretary of the Treasury or appropriate delegate (the "Secretary").


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      (3)   To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Partner informed of the administrative and judicial proceedings for the adjustment at the Partnership's level of any item required to be taken into account by a Partner for income tax purposes.

5.    TRANSFERABILITY OF PARTNER'S INTEREST

      a.    Restrictions on Transfers of Interest.

      (1) No sale or exchange of any interest in the Partnership (an "Interest") may be made if the sale or exchange of the Interest sought to be sold or exchanged, when added to the total of all other Interests sold or exchanged within the period of twelve (12) consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Code.

      (2) No transfer or assignment of any Interest may be made if counsel for the Partnership shall be of the opinion that such transfer or assignment would be in violation of any state securities or "blue sky" laws (including any investment suitability standards) applicable to the Partnership.

      (3) The Limited Partner may not sell or assign its Partnership Interest except with the written consent of the General Partner.

6.    DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

      a. Events Causing Dissolution. The Partnership shall terminate upon the happening of any of the following events:

      (1)   The bankruptcy or dissolution of the sole General Partner;

      (2)   After the Partnership's assets have been fully liquidated;

      (3)   The election by the General Partner to dissolve the Partnership.

      b. Liquidation. Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and, after reserving an amount necessary to pay all debts and obligations of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's Certificate of Limited Partnership.

7. BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS, ETC.

      a.    Records.

      (1) The General Partner shall maintain at the office of the Partnership established pursuant to Section 1.c., the following records:


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            (a)   a current list containing the full name and last known
                  business or residence address of each partner set forth in alphabetical order;

            (b) a copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed;

            (c) copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent years;

      (2) Records required to be kept pursuant to subparagraph (1) above shall be subject to inspection and copying at the office of the Partnership established pursuant to Section 1.c. at the reasonable request and expense of the requesting Partner during ordinary business hours.

      (3) The accountants selected by the General Partner shall prepare for execution by the General Partner all tax returns of the Partnership. Partnership books need not be kept in a manner consistent with the accounting principles employed in determining Federal income tax.

      b. Basis of Accounting and Fiscal Year. The books of the Partnership shall be kept on the same basis as that of the Limited Partner. The fiscal year of the Partnership shall end on same date as that of the Limited Partner.

      c. Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of the Partnership's business on such signature or signatures as the General Partner may determine. All deposits and other funds not needed in the operation of the business may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by state or municipalities (including for the purposes hereof U.S., state or municipal securities sold by a financial institution with an agreement to repurchase on a fixed date), certificates of deposit and time or demand deposits in commercial banks, bankers' acceptances, and commercial paper. The funds of the Partnership shall not be commingled with the funds of any other person.

      d.    Capital Accounts

      (1) There shall be maintained a capital account for each Partner. The amount of each Partner's capital contribution to the Partnership and any return thereof shall be credited or debited, as the case may be, to such Partner's capital account. From time to time, but not less often than annually, the share of each Partner in profit and loss and cash flow and sale proceeds shall be credited or charged to such Partner's capital account.


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      (2)   If at any time the Partnership shall suffer a loss as a result of which the capital account of any Partner shall be a negative amount, such loss shall be carried as a charge against such Partner's capital account, and such Partner's share of subsequent profits of the Partnership shall be applied to restore such deficit in such Partner's capital account, but no Partner shall be required to make any further contribution to the capital of the Partnership to restore a loss, to discharge any liability of the Partnership or for any other purposes, except as may be required by law nor shall any Limited Partner be personally liable for any liabilities of the Partnership or the General Partners except as otherwise provided by law.

      (3) Gain upon a sale, if any, shall be allocated among the Partners and credited to their respective capital accounts.

8.    MISCELLANEOUS PROVISIONS

      a.    Admission and Amendments

      (1) Each Limited Partner, substituted Limited Partner, additional General Partner and successor General Partner shall become a signatory hereof by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments, and in such manner and at such time, as the then General Partner shall reasonably determine. By so signing, the substituted Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by all of the provisions of this Agreement, as amended from time to time in accordance with the provisions of this Agreement; provided, however, that no such counterpart shall be binding until it shall have been accepted by the General Partner.

      b. In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner with the consent of the Limited Partners; provided, however, that without the consent of the Limited Partners to be adversely affected by the amendment, this Agreement may not be amended so as to (a) convert a Limited Partner's Interest into a General Partner's interest; (b) modify the limited liability of a Limited Partner; or (c) alter the Interest of a Partner in profit or loss or cash flow.


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IN WITNESS WHEREOF, the undersigned General Partner and the Limited Partner have executed this Agreement as of the date and year first above written.

Standard Parking Corporation

By: /s/
   ---------------------------------
   Its:  President
        ----------------------------

Standard Parking, L.P.

By:   Standard Parking Corporation, its general partner

By: /s/
   ---------------------------------
   Its:  President
        ----------------------------


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                                   SCHEDULE A

Standard Parking Corporation
200 East, Randolph, Suite 4800
Chicago, Illinois  60601

Standard Parking, L.P.
200 East Randolph, Suite 4800
Chicago, Illinois  60601


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